Exhibit 99.1

Cerus Corporation Announces Record Third Quarter 2020 Results

CONCORD, CA, Oct 29, 2020 - Cerus Corporation (Nasdaq: CERS) today announced financial results for the third quarter ended September 30, 2020.

Recent developments and highlights include:

•

Q3 2020 Total Revenue of $29.2 million - driven by significant year-over-year platelet kit sales growth in the U.S. as well as plasma and platelet kit sales from the EMEA region. Total revenue was composed of (in millions, except %):

	Three Months Ended
	September 30,		Change
	2020	2019	$	%
Product Revenue	$23.6	$18.0	$5.6	31.0%
Government Contract Revenue	5.6	4.8	0.8	15.7%

Total Revenue	$29.2	$22.8	$6.3	27.8%

•	New technology add-on payment (NTAP) application submitted to the Centers for Medicare and Medicaid Services for pathogen-reduced cryoprecipitated fibrinogen complex (PR-Cryo)

•	First two modules (Clinical data package and Safety and Quality data package) submitted for CE Mark for INTERCEPT red blood cells

•

Entered into a five-year contract with the U.S. Food and Drug Administration (FDA) for the development of next generation compounds to optimize pathogen reduction treatment of whole blood to reduce the risk of transfusion transmitted infections

•	Presented 17 abstracts at the AABB 2020 Virtual Meeting highlighting the clinical and operational benefits of the INTERCEPT Blood System for platelets

•	Narrowing full year product revenue guidance to a range of $89 million to $91 million given the adverse effects of the COVID-19 pandemic on the U.S. and EMEA blood supply

•	Cash, cash equivalents, and short-term investments of $135.1 million at September 30, 2020

“We are pleased to report another record quarter with U.S. platelet kit sales fueling top line growth as blood centers and hospitals continue to embrace the INTERCEPT Blood System to comply with the FDA guidance on bacterial safety,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “While COVID-19 has successfully underscored the global importance of pathogen reduction for pandemic preparedness, the potential for additional disruptions to the blood supply this fall and winter leads us to narrow our 2020 guidance range due to recent sharp rises in new COVID cases in certain regions, including Europe. We remain confident in our longer term growth opportunities, especially in the U.S. and with an anticipated continued increase in INTERCEPT adoption even beyond the March 2021 FDA compliance deadline.”

Revenue

Product revenue during the third quarter of 2020 was $23.6 million, compared to $18.0 million during the same period in 2019, an increase of 31%. Revenue growth in the quarter benefited from robust year-over-year platelet kit sales in the U.S., in addition to strong plasma kit demand in our EMEA region. Year-to-date product revenue totaled $63.7 million, an increase of 19% compared to the same period in 2019.

Government contract revenue from the Company’s Biomedical Advanced Research and Development Authority (BARDA) agreement was $5.6 million during the third quarter of 2020, compared to $4.8 million during the same period in 2019, as a result of increasing INTERCEPT red blood cell clinical and development activities. Year-to-date government contract revenue totaled $16.9 million, compared to $13.6 million during the first three quarters of 2019. The total potential value of the current BARDA agreement is $214 million with $61 million recognized as revenue to date. The Company has not yet recognized any revenue to date from the recently awarded whole-blood pathogen reduction FDA contract.

BARDA is part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services. The development of the INTERCEPT red blood cell program has been funded partially with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No. HHSO100201600009C.

Gross Margins

Gross margins on product revenue during the third quarter of 2020 were 54% compared to 58% in the prior year period. Gross margins during the quarter were negatively impacted by an $870,000 non-routine period charge tied to certain inventoried components that failed to meet the Company’s quality standards. This non-routine period charge negatively impacted Q3 2020 gross margins by 3.7 percentage points. Gross margins during the first nine months of 2020 were 55% and consistent with those reported in the same period the prior year.

Operating Expenses

Total operating expenses for the third quarter of 2020 were $32.2 million and essentially flat compared with the same period during the prior year. Year to date, operating expenses totaled $95.7 million compared to $93.0 million for the first nine months of 2019.

Selling, general, and administrative (SG&A) expenses for the third quarter of 2020 totaled $16.3 million, compared to $16.1 million for the third quarter of 2019. Year-to-date SG&A expenses totaled $48.3 million compared to $49.0 million for the first nine months of 2019.

Research and development (R&D) expenses for the third quarter of 2020 were $15.9 million, compared to $16.1 million for the third quarter of 2019. Year-to-date R&D expenses totaled $47.3 million compared to $43.9 million for the first nine months of 2019 with the increase primarily tied to costs related to the red blood cell program as well as increased costs tied to product enhancements and expanded label claims for INTERCEPT-treated platelets.

Net Loss

Net loss for the third quarter of 2020 was $14.1 million, or $0.08 per diluted share, compared to a net loss of $18.0 million, or $0.13 per diluted share, for the third quarter of 2019. Year-to-date net loss was $45.5 million, or $0.28 per diluted share, compared to $54.3 million, or $0.39 per diluted share, in the first nine months of 2019.

Cash, Cash Equivalents and Investments

At September 30, 2020, the Company had cash, cash equivalents and short-term investments of $135.1 million, compared to $85.7 million at December 31, 2019.

At September 30, 2020, the Company had approximately $39.5 million in outstanding term loan debt, compared to $39.4 million in outstanding term loan debt at December 31, 2019.

2020 Product Revenue Guidance

The Company is narrowing its previously stated product revenue guidance range. The Company expects 2020 product revenue to be in the range of $89 million to $91 million, compared to our previous guidance range of $89 million to $93 million.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:30 P.M. EDT this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast and view the presentation slides, please visit the Investor Relations page of the Cerus website at at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing (866) 235-9006 (U.S.) or (631) 291-4549 (international).

A replay will be available on the Company’s website, or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and entering conference ID number 7249794. The replay will be available approximately three hours after the call through November 12, 2020.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Based in Concord, California, our employees are dedicated to deploying and supplying vital technologies and pathogen-protected blood components for blood centers, hospitals and ultimately patients who rely on safe blood. With the INTERCEPT Blood System, we are focused on protecting patients by delivering the full complement of reliable products and expertise for transfusion medicine. Cerus develops and markets the INTERCEPT Blood System and remains the only company in the blood transfusion space to earn both CE Mark and FDA approval for pathogen reduction of both platelet and plasma components. Cerus currently markets and sells the INTERCEPT Blood System in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to Cerus’ 2020 annual product revenue guidance, including Cerus’ reasons for narrowing its 2020 annual product revenue guidance; Cerus’ belief in its longer term growth opportunities, including its expectation of continued increase in INTERCEPT adoption beyond the March 2021 FDA compliance deadline; the total potential value of Cerus’ agreement with BARDA; and other statements that are not historical facts. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its 2020 annual product revenue guidance, (b) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (c) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, and/or (d) realize any revenue contribution from its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline product candidates, or otherwise; risks associated with the ultimate duration and severity of the COVID-19 pandemic and resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations and financial results such as the current and potential additional disruptions to the U.S. and EMEA blood supply resulting from the evolving effects of the COVID-19 pandemic; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; risks related to the uncertain and time-consuming development and regulatory process, including the risks (a) that the INTERCEPT Blood System does not have approved label claims for SARS-CoV-2 inactivation and may not successfully inactivate SARS-CoV-2; (b) that convalescent plasma therapies are unproven in treating, and may be ineffective in treating, patients with COVID-19, (c) that Cerus will continue to experience delays in successfully initiating, conducting or completing clinical trials as a result of the COVID-19 pandemic, (d) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (e) that Cerus may be unable to obtain U.S. marketing or CE Mark approvals, or any other regulatory approvals, of the INTERCEPT red blood cell system in a timely manner or at all, (f) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, including for pathogen-reduced cryoprecipitated fibrinogen complex, which will require additional regulatory approvals, (g) that Cerus’ premarket approval supplement (PMA-S) for pathogen-reduced cryoprecipitated fibrinogen complex may not be accepted or approved in a timely manner or at all, (h) that applicable regulatory authorities may disagree with Cerus‘ interpretations of the data from its clinical studies and/or may otherwise determine not to approve Cerus’ regulatory submissions, including Cerus’ PMA-S for pathogen-reduced cryoprecipitated fibrinogen complex, in a timely manner or at all, and (i) that even if Cerus’ regulatory submissions are approved, Cerus may not receive label claims for all requested indications or for indications with the highest unmet need or market acceptance; risks associated with Cerus’ lack of experience in marketing products directly to hospitals and expertise complying with regulations governing finished biologics; risks associated with the uncertain nature of BARDA’s funding over which Cerus has no control as well as actions of Congress and governmental agencies that may adversely affect the availability of funding under Cerus’ BARDA agreement and/or BARDA’s exercise of any potential subsequent option periods, including in connection with the general economic environment and uncertainty associated with the evolving effects of the COVID-19 pandemic, such that the anticipated activities that Cerus expects to conduct with the funds available from BARDA may be further delayed or halted and that Cerus may not otherwise realize the total potential value under its agreement with BARDA; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or continued or more severe weakening in economic conditions resulting from the evolving effects of the COVID-19 pandemic or otherwise in the markets where Cerus currently sells and is anticipated to sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negative impacted as a result of the evolving effects of the COVID-19 pandemic, (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture pathogen-reduced cryoprecipitate; risks associated with Cerus’ ability to meet its debt service obligations and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 4, 2020. In addition, to the extent that the COVID-19 pandemic adversely affects Cerus’ business and financial results, it may also have the effect of heightening many of the other risks and uncertainties described above. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Tim Lee – Investor Relations Director

Cerus Corporation

925-288-6137

Supplemental Tables

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2020 vs. 2019	2020 vs. 2019
Platelet Kit Growth
U.S.	89%	57%
Rest of World	-2%	-7%
Worldwide	27%	13%
Change in Calculated Number of Treatable Platelet Doses*
U.S.	80%	47%
Rest of World	1%	-2%
Worldwide	23%	12%

*	Dose treated calculation based on the number of kits sold and the product configuration (single,double, and triple dose kits)

CERUS CORPORATION

REVENUE BY REGION

(in thousands, except percentages)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2020	2019	$	%	2020	2019	$	%
Europe, Middle East and Africa	$14,527	$12,806	$1,721	13%	$41,210	$38,207	$3,003	8%
North America	8,465	4,792	3,673	77%	20,942	14,501	6,441	44%
Other	615	421	194	46%	1,569	1,024	545	53%

Total product revenue	$23,607	$18,019	$5,588	31%	$63,721	$53,732	$9,989	19%

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Product revenue	$23,607	$18,019	$63,721	$53,732
Cost of product revenue	10,953	7,583	28,978	24,126

Gross profit on product revenue	12,654	10,436	34,743	29,606

Government contract revenue	5,584	4,827	16,938	13,554

Operating expenses:
Research and development	15,921	16,081	47,349	43,938
Selling, general and administrative	16,299	16,140	48,324	49,041

Total operating expenses	32,220	32,221	95,673	92,979

Loss from operations	(13,982)	(16,958)	(43,992)	(49,819)
Total non-operating expense, net	(89)	(949)	(1,292)	(4,321)

Loss before income taxes	(14,071)	(17,907)	(45,284)	(54,140)
Provision for income taxes	68	60	192	181

Net loss	$(14,139)	$(17,967)	$(45,476)	$(54,321)

Net loss per share:
Basic and diluted	$(0.08)	$(0.13)	$(0.28)	$(0.39)
Weighted average shares used for calculating net loss per share:
Basic and diluted	166,572	140,908	162,800	138,779

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$28,950	$34,986
Short-term investments	106,174	50,732
Accounts receivable	16,236	16,882
Inventories	19,460	19,490
Prepaid and other current assets	6,479	6,018

Total current assets	177,299	128,108
Non-current assets:
Property and equipment, net	14,261	14,898
Goodwill and intangible assets, net	1,316	1,448
Operating lease right-of-use assets	13,470	14,122
Restricted cash and other assets	7,008	6,959

Total assets	$213,354	$165,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$38,789	$43,136
Debt – current	4,982	5,017
Operating lease liabilities – current	1,857	1,613
Deferred product revenue – current	561	570

Total current liabilities	46,189	50,336
Non-current liabilities:
Debt – non-current	39,545	39,414
Operating lease liabilities – non-current	17,263	18,406
Other non-current liabilities	1,122	327

Total liabilities	104,119	108,483

Stockholders’ equity:	109,235	57,052

Total liabilities and stockholders’ equity	$213,354	$165,535